Free Writing Prospectus dated August 22, 2007
Filed pursuant to Rule 433
Registration Statement No. 333-126757

Protective Life Secured Trust 2007-B

Final Terms for Issuance
August 22, 2007

ISSUER:	Protective Life Secured Trust 2007-B
SECURITY:	Registered Medium-Term Notes
RATINGS:	Aa3/AA
AMOUNT:	$75,000,000
TRADE DATE:	August 22, 2007
SETTLEMENT DATE:	August 28, 2007 (T+4)
MATURITY DATE:	August 28, 2012
COUPON:	3-MONTH LIBOR +46 bps
COUPON PAY DATES:	November 28, 2007 (1st Coupon Date), then quarterly on the 28th of February, May, August, and November, or on the next good business day, and on the Maturity Date.
COUPON DETERMINATION DATE:	Two London business days preceding the settlement date and each applicable coupon reset date.
DAY COUNT BASIS:	Actual/360
DAY COUNT CONVENTION:	Modified Following; adjusted
ISSUE PRICE:	100.00%
GROSS SPREAD:	0.15%
PRICE TO ISSUER:	99.85%
PROCEEDS TO ISSUER:	$74,887,500
CUSIP:	74367FAL2
UNDERWRITER:	Banc of America Securities LLC
BAS DTC:	773

Protective Life Insurance Company ("Protective Life") has filed a registration statement (including a prospectus and prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in the registration statement and other documents Protective Life has filed with the SEC for more complete information about Protective Life and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Banc of America Securities LLC will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-800-294-1322.